MGT Capital Announces First Quarter 2018 Financial Results

Company Will Hold Investor Update Call on Thursday May 17, 2018

DURHAM, NC, May 10, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced the filing of its quarterly report on Form 10-Q for the period ended March 31, 2018 with the Securities and Exchange Commission yesterday. The entire document can be viewed at the Company’s website or at www.sec.gov.

MGT reported revenues from bitcoin mining of $1.0 million for the first quarter of 2018 versus $312,000 in the same quarter of 2017 and compared to $1.8 million for the fourth quarter of 2017. As previously disclosed, the Company transitioned the vast majority of its mining operations to Sweden from Washington state beginning in late December 2017 and as a result had lower Bitcoin production. In addition, the sharp decline in the price of Bitcoin compounded the sequential decline in our revenue.

Net loss was $4.5 million for the first quarter of 2018 compared to $5.9 million for the first quarter of 2017. Balance sheet metrics included cash of $461,000 as of March 31, 2018 with zero debt. In this year’s period, the Company invested approximately $8.0 million for additional Bitcoin miners and prepayments of electricity and hosting. On March 31, 2018, stockholders’ equity stood at $9.9 million.

Robert Lowrey, Chief Financial Officer of MGT will host an investor update call on Thursday May 17, 2018 at 4:30 pm EDT. Details can be found on MGT’s investor relations page of its corporate website.

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. When fully deployed, MGT will own and operate approximately 7,000 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: http://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954